Hermann-Josef Lamberti steps down from Schering AG's Supervisory Board

Berlin, March 21, 2006 - Schering AG, Germany (FSE: SCH, NYSE: SHR) announced today that Hermann-Josef Lamberti has stepped down with immediate effect from the Supervisory Board of Schering AG in order to avoid a conflict of interests. This decision was taken by mutual agreement with the Chairman of the Supervisory Board of Schering AG.


Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Oncology, Diagnostic Imaging as well as Specialized Therapeutics for disabling diseases. As a global player with innovative products, Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.

Your contacts at Corporate Communication:

Media Relations: Oliver Renner , T: +49-30-468 124 31, oliver.renner@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38, peter.vogt@schering.de

Find additional information at: www.schering.de/eng

At an appropriate time, Schering Aktiengesellschaft will file a solicitation/recommendation statement relating to the tender offer by Merck Vierte Allgemeine Beteiligungsgesellschaft mbH with the U.S. Securities and Exchange Commission. Holders of ordinary shares and American depositary shares of Schering Aktiengesellschaft are advised to read such solicitation/recommendation statement when it becomes available because it will contain important information. Holders of ordinary shares and American depositary shares of Schering Aktiengesellschaft will be able to obtain such solicitation/recommendation statement and other filed documents when they become available free of charge at the U.S. Securities and Exchange Commission's website (http://www.sec.gov) and at Schering Aktiengesellschaft's website (http://www.schering.de).